CONSENT OF PETROLEUM ENGINEERING CONSULTANT



         I hereby consent to the incorporation by reference in the prospectus constituting part of the registration statement on Form S-8 of FX Energy, Inc. (the "Company") of my report as of December 31, 2004, respecting the estimated oil reserve information for the Montana and Nevada producing properties of the Company. I also consent to the reference to me under the headings "Experts" respecting such reports in such prospectus.

LARRY D. KRAUSE

/s/ Larry D. Krause

Billings, Montana
September 8, 2005